Tier Technologies, Inc. Announces Commencement of Tender Offer to Purchase up to
$10,000,000 in Value of Shares of its Common Stock
RESTON, VA, December 17, 2010 — Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of electronic payment solutions for the biller direct market, announced today that it has commenced a tender offer to purchase up to $10,000,000 in value of its common stock at a price within (and including) the range of $5.80 per share to $6.20 per share. At a price of $5.80 per share, Tier could purchase up to 1,724,137 shares of its common stock, representing approximately 9.5% of the shares outstanding, in the tender offer. The exact number of shares purchased will depend on the actual purchase price and the number of shares tendered. On December 16, 2010, the last trading day preceding the commencement of the tender offer, the closing sales price of the Company’s common stock on the Nasdaq was $5.81 per share.
The tender offer will expire at 5:00 p.m. New York City time, on January 20, 2011, unless extended by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that is being distributed to stockholders.
On the terms and subject to the conditions of the tender offer, the modified Dutch auction tender offer allows Tier’s stockholders to indicate how many of their shares and at what price per share within the $5.80 to $6.20 range they wish to tender. Based on the number of shares tendered and the prices specified by tendering stockholders, Tier will select the lowest single per share purchase price within the range that will enable the Company to purchase $10 million in value of its common stock, or a lower amount depending on the number of shares that are properly tendered. All shares purchased by the Company in the tender offer will be purchased at the same price, even if stockholders selected a lower price at which to sell. Tier will not purchase any shares tendered at a price above the determined purchase price. The Company’s Board of Directors and its executive officers do not intend to participate in the tender offer.
Tier will use a portion of its cash, cash equivalents, and short term investments to fund the tender offer.
Barrington Research Associates, Inc. is acting as the Dealer Manager, Phoenix Advisory Partners LLC is acting as the Information Agent, and Mellon Investor Services LLC is acting as the Depositary. The Offer to Purchase, Letter of Transmittal, and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of Tier’s common stock. For questions and information, please call the Information Agent toll free at (800) 576-4314.
None of Tier, its Board of Directors, the Information Agent, the Dealer Manager, or the Depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Stockholders must make their own decisions as to how many shares they will tender, if any, and the price at which they may tender any shares. In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF TIER COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED MATERIALS THAT TIER WILL DISTRIBUTE TO ITS STOCKHOLDERS AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED MATERIALS BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND OTHER DOCUMENTS THAT TIER WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV, THE INVESTOR INFORMATION SECTION OF TIER’S WEBSITE AT WWW.TIER.COM, OR BY CALLING PHOENIX ADVISORY PARTNERS, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (800) 576-4314. STOCKHOLDERS MAY ALSO REQUEST A COPY OF THESE DOCUMENTS FROM TIER AT NO COST BY WRITING OR TELEPHONING TIER AT: TIER TECHNOLOGIES, INC., ATTENTION: KEITH S. OMSBERG, 11130 SUNRISE VALLEY DRIVE, SUITE 300, RESTON, VIRGINIA, 20191, TELEPHONE: 571-382-1000.
About Tier Technologies, Inc.
Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market. Headquartered in Reston, Virginia, the company provides enhanced electronic payment services that include multiple payment choices, payment channels, and bill payment products and services to over 4,600 clients in all 50 states and the District of Columbia. Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities, and commercial clients through its subsidiary, Official Payments Corporation.
Forward-looking statements
Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or Tier’s future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “shows,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: general economic conditions in the U.S. and globally, which affect Tier’s financial results in all its markets, which are referred to as “verticals”, particularly the federal, state and local, and property tax verticals; disruption or failure of the Company’s technical systems, payment processing platforms, or equipment, or the systems and equipment of its vendors or suppliers;

Tier’s ability to integrate and consolidate operations, facilities, technology infrastructure, platforms, products, or personnel; Tier’s ability to achieve growth in revenue while keeping costs, including labor and equipment costs in connection with technology initiatives, interchange fees, and other expenses, relatively fixed; security breaches, data loss, or improper disclosure or unauthorized access to confidential or personally identifiable data within Tier’s systems or its vendors’ or suppliers’ systems; loss of clients due to competition, price reductions by Tier’s competitors, non-renewal or early termination of contracts, failure to develop and implement products, or the Company’s inability to perform projects; Tier’s ability to comply with the numerous laws and regulations applicable to it, increases in the costs of such compliance, and the impact of new laws or regulatory changes on its business; claims from divested business projects and failure to meet contractual performance obligations; the Company’s ability to attract and retain employees with the skills and talents required for its industry; and its ability to obtain affordable credit and insurance coverage. For a discussion of these and other factors which may cause Tier’s actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for its fiscal year ended September 30, 2010, filed with the SEC.